SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)                    October 21, 2016

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11596	58-1954497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia	30350
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 587-9898

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

| __ |	Written communications pursuant to Rule 425 under the Securities Act

| __ |	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

| __ |	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

| __ |	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Board of Director

On October 21, 2016, Mr. Jack Lahav notified Perma-Fix Environmental Services, Inc. (“the Company”) and the Company’s Board of Directors (the “Board”) that he will resign as a member of the Board of Directors, effective October 27, 2016. Mr. Lahav has been a member of the Company’s Board since September 2001 and is currently a member of the Audit Committee and a member of the Corporate Governance and Nominating Committee. Mr. Lahav’s decision to retire from the Board was based on personal reasons and was not as a result of any disagreement with the Company or due to any matter relating to the Company’s operations, policies or practices.

Item 8.01 – Other Events

Board of Director Committees

As a result of Mr. Lahav’s resignation as a member of the Board, effective October 27, 2016, Dr. Gary Kugler will replace Mr. Lahav on the Audit Committee. Dr. Kugler is a current Board member and previously was a member of the Audit Committee from September 18, 2014 to September 16, 2015. The Board has determined that Dr. Kugler continues to meet the Nasdaq’s composition requirements, including the requirements regarding financial literacy and financial sophistication, and that Dr. Kugler is independent under the Nasdaq listing standards and the rules of the Securities and Exchange Commission (“SEC”) regarding audit committee membership. The Board has also determined that Dr. Kugler is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Mr. Mark Zwecker, who is also a current Board member, will replace Mr. Lahav on the Corporate Governance and Nominating Committee. Mr. Mark Zwecker, who is a current member of the Compensation and Stock Option Committee, will no longer be a member of the Compensation and Stock Option Committee.

The following reflect the members under the three Committees after Mr. Lahav’s resignation from the Company’s Board.

Audit Committee

Mark Zwecker – Chairman

Larry Shelton

Dr. Gary Kugler

Compensation and Stock Option Committee:

Dr. Gary Kugler - Chairman

Joe Reeder

Larry Shelton

Corporate Governance and Nominating Committee

Joe Reeder – Chairman

Dr. Gary Kugler

Mark Zwecker

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 27, 2016

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By:	/s/ Ben Naccarato
Ben Naccarato
Chief Financial Officer

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